Exhibit 4.1

EXECUTION VERSION

AMENDED and RESTATED

REGISTRATION RIGHTS AGREEMENT

dated as of

July 8, 2021

between

PG&E Corporation

and

the PG&E Fire Victim Trust

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01.	Certain Defined Terms	2
SECTION 1.02.	Terms Generally	7

ARTICLE II

Registration Rights

SECTION 2.01.	Shelf Registration	7
SECTION 2.02.	Piggyback Offerings	12
SECTION 2.03.	Holdback	14
SECTION 2.04.	Registration Procedures	15
SECTION 2.05.	Free Writing Prospectuses	19
SECTION 2.06.	Suspension of Dispositions	19
SECTION 2.07.	Registration Expenses	19
SECTION 2.08.	Indemnification	20
SECTION 2.09.	Transfer of Registration Rights	22

ARTICLE III

Periodic Reporting and Rule 144

SECTION 3.01.	Periodic Reporting	23
SECTION 3.02.	Rule 144 Block Trades	23

ARTICLE IV

Mirror Voting

SECTION 4.01.	Mirror Voting	23

ARTICLE V

Termination

SECTION 5.01.	Termination	24

ANNEX A:  Plan of Distribution

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 8, 2021, between PG&E Corporation, a California corporation (the “Corporation”), and the Trustee (as defined herein), solely in its capacity as trustee of the PG&E Fire Victim Trust, a statutory trust created under the Delaware Statutory Trust Act (including any of its Subsidiaries who may become a party hereto, the “Trust”) established in connection with the Plan of Reorganization (as defined herein).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan of Reorganization.

WHEREAS, on January 29, 2019, the Corporation and its subsidiary, Pacific Gas and Electric Company, a California corporation (collectively, the “Debtors”), commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”);

WHEREAS, on December 6, 2019, the Debtors entered into a Restructuring Support Agreement, as amended on December 16, 2019 (as amended, supplemented or otherwise modified from time to time, the “RSA”), with the Tort Claimants Committee, the Consenting Fire Claimant Professionals and the Shareholder Proponents, pursuant to which each party thereto agreed, upon the terms and subject to the conditions set forth therein, to support the Debtors’ amended plan of reorganization identified therein;

WHEREAS, on December 12, 2019, the Debtors and the Shareholder Proponents filed the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization (as amended on January 31, 2020, March 9, 2020, March 16, 2020, May 22, 2020 and June 19, 2020, and as may be further amended, supplemented or otherwise modified from time to time, the “Plan of Reorganization”);

WHEREAS, pursuant to the Plan of Reorganization, the Corporation issued to the Trust, upon the terms and subject to the conditions set forth in the RSA and the Plan of Reorganization (i) on July 1, 2020 (the “Effective Date”), 476,995,175 shares of the Corporation’s common stock, no par value (the “Common Stock”) and (ii) on August 3, 2020, an additional 748,415 shares of Common Stock (the aggregate 477,743,590 shares of Common Stock issued to the Trust on July 1, 2020 and August 3, 2020, together with any other shares of Common Stock issued to the Fire Victim Trust pursuant to the Plan of Reorganization, the “Trust Shares”);

WHEREAS, in connection with the foregoing, the Corporation and the Trust entered into the Registration Rights Agreement, dated as of July 1, 2020 (the “Original Agreement”);

WHEREAS, on February 26, 2021, the Corporation filed a registration statement on Form S-3ASR (File No. 333-253630-01) (as may be amended, supplemented or replaced from time to time, the “February 2021 Shelf Registration”, which registration statement shall also be considered the “Shelf Registration” (defined herein) for purposes of this Agreement) with the SEC for the registration under the Securities Act, of the Trust Shares;

WHEREAS, on July 8, 2021, the Debtors, PG&E ShareCo LLC, a wholly-owned subsidiary of the Corporation (“ShareCo”) and the Trust entered into the PG&E Fire Victim Trust Share

Exchange and Tax Matters Agreement (as amended, supplemented or otherwise modified from time to time, the “Exchange Agreement”);

WHEREAS, the Corporation has agreed to provide the Trust with registration rights with respect to the Registrable Securities (as defined herein), upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with entering into the Exchange Agreement, the Corporation and the Trust desire to amend and restate the Original Agreement in its entirety by entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings set forth below or in the sections set forth below:

“Adverse Disclosure” means public disclosure of material non-public information that, as determined in good faith by the Board or an Executive Officer, (a) would not be required to be made at such time but for filing or maintaining in effect a registration statement as contemplated by this Agreement and (b) would not be in the Corporation’s best interests.

“Adverse Effect” shall have the meaning set forth in Section 2.01(e).

“Advice” shall have the meaning set forth in Section 2.06.

“Agreement” shall have the meaning set forth in the preamble.

“Backstop Approval Order” means the Order (I) Approving Terms of, and Debtors’ Entry Into and Performance Under, Equity Backstop Commitment Letters and (II) Authorizing Incurrence, Payment and Allowance of Related Premiums and Expenses As Administrative Expense Claims, signed and filed on March 16, 2020.

“Backstop Commitment Letters” means those certain Amended and Restated Chapter 11 Plan Backstop Commitment Letters (as amended, supplemented or otherwise modified from time to time prior to the date of the Original Agreement in accordance with the terms thereof and the Backstop Approval Order and as may be otherwise permitted under the Plan of Reorganization and the RSA) entered into with the investors party thereto, pursuant to which the Backstop Parties separately committed to purchase, and received as consideration thereunder, shares of Common Stock, on the terms and subject to the conditions of the Backstop Commitment Letters and the Backstop Approval Order.

“Backstop Commitments” means “Aggregate Backstop Commitments” as defined in the Backstop Commitment Letters.

“Backstop Parties” means, collectively, each “Backstop Party” as defined in each Backstop Commitment Letter.

“Backstop RRAs” shall have the meaning set forth in Section 2.01(h)(ii).

“Bankruptcy Court” shall have the meaning set forth in the recitals.

“Board” means the Board of Directors of the Corporation, or any authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are authorized by law to remain closed.

“Certificate of Issuance” means the permit qualifying the Exchange transactions, issued by the Department of Financial Protection & Innovation of the State of California pursuant to Section 25121 of the California Corporations Code on May 18, 2021.

“Common Stock” shall have the meaning set forth in the recitals.

“Control” means the direct or indirect power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, general partnership interests or management member interests, by contract or trust agreement, pursuant to a voting trust or otherwise.  “Controlling” and “Controlled” have the correlative meanings.

“Corporation” shall have the meaning set forth in the preamble.

“Debtors” shall have the meaning set forth in the recitals.

“Effective Date” shall have the meaning set forth in the recitals.

“Exchange” shall have the meaning set forth in Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agreement” shall have the meaning set forth in the recitals.

“Excluded Registration” means a registration under the Securities Act of (a) Common Stock held by the Trust pursuant to the Shelf Registration in accordance with Article II, (b) Common Stock registered on Form S-4 or S-8 or any similar successor forms, (c) securities convertible into or exercisable or exchangeable for Common Stock and (d) Common Stock registered on Form S-3 or any successor form covering securities issued under a dividend reinvestment program and/or an “at the market” program.

“Executive Officer” means the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Executive Vice President, Law, Strategy and Policy, in each case of the Corporation.

“February 2021 Shelf Registration” shall have the meaning set forth in the recitals.

“FINRA” shall have the meaning set forth in Section 2.04.(a)(xiii).

“Governmental Authority” means any United States or non-United States federal, provincial, state or local government or other political subdivision thereof, any entity, authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Indemnitee” shall have the meaning set forth in Section 2.08(a).

“Indemnitor” shall have the meaning set forth in Section 2.08(c)(i).

“Initial Sale Time” shall have the meaning set forth in Section 2.08(a).

“Inspectors” shall have the meaning set forth in Section 2.04(a)(viii).

“Issuer Free Writing Prospectus” shall have the meaning set forth in Section 2.05.

“Losses” shall have the meaning set forth in Section 2.08(a).

“Market Value” means (a) for so long as the Common Stock is listed for trading on a nationally recognized exchange or market, the average per share closing price of the Common Stock as reported on the principal exchange or market on which the Common Stock is then traded over the ten consecutive Trading Days immediately preceding the date of the Transfer Notice or (b) if not so listed, the estimated market value determined in good faith by the Board based upon the advice of a nationally recognized investment banking firm retained by the Corporation (at the sole expense of the Corporation) for this purpose (which investment banking firm shall be reasonably acceptable to the Trust).

“Marketed Offering” means a “Permitted Equity Offering” (as defined in the Backstop Commitment Letters) that is a rights offering or an underwritten primary offering of equity securities, equity forward purchase contracts and/or other equity-linked instruments involving a customary “road show” or other substantial marketing effort by or on behalf of the Corporation; provided that, in the event the Corporation, solely as a result of drawing on the Backstop Commitments, issues to the Backstop Parties pursuant to the Backstop Commitment Letters an aggregate number of shares of Common Stock equal to or greater than 20% of the aggregate number of shares of Common Stock issued on the Effective Date (or deemed to be issued as of the Effective Date based on the minimum conversion rate, in the case of any equity forward purchase contracts or other equity-linked instruments) in furtherance of the Plan of Reorganization (not including the shares of Common Stock to be issued to the Trust), the Corporation shall be deemed not to have executed a Marketed Offering for purposes of this Agreement.

“mirror voting” shall have the meaning set forth in Section 4.01.

“New Shares” shall have the meaning set forth in Exchange Agreement.

“Non-Transferable Rights” shall have the meaning set forth in Section 2.09(a).

“Non-Underwritten Sale” means a non-underwritten sale or transfer of Registrable Securities (including a Rule 144 Block Trade).

“Nonconforming New Shares” shall have the meaning set forth in Exchange Agreement.

“Original Agreement” shall have the meaning set forth in the recitals.

“Original Shelf Registration” means the registration statement that the Corporation filed on July 6, 2020 on Form S-3 (File No. 333-239687) (as amended by Amendment No. 1, filed on July 20, 2020, and Amendment No. 2, filed on July 27, 2020).

“Other Stockholders” means any Person (other than the Trust) who has a right to participate as a seller in any underwritten offering of Common Stock by the Corporation (whether for the account of the Corporation, the Trust or otherwise) pursuant to a registration rights agreement or other similar arrangements (other than this Agreement) with the Corporation.

“Permitted Transferee” shall have the meaning set forth in Section 2.09(a).

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Piggyback Notice” shall have the meaning set forth in Section 2.02(a).

“Piggyback Offering” shall have the meaning set forth in Section 2.02(a).

“Plan of Reorganization” shall have the meaning set forth in the recitals.

“Re-Activation Notice” shall have the meaning set forth in Section 2.01(f).

“Records” shall have the meaning set forth in Section 2.04(a)(viii).

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness (or automatic effectiveness) of such registration statement.

“Registrable Securities” means (a) the Trust Shares, New Shares, Replacement Shares and Nonconforming New Shares (each, a separate “category of Registrable Securities”); provided, however, that the number of Registrable Securities under this clause (a) shall not exceed 477,743,590 shares of Common Stock (which amount shall be increased to the extent the number of Trust Shares is increased pursuant to Section 4.03 of the Exchange Agreement to the extent not duplicative of any adjustment under clause (b) hereof) and (b) any equity security issued in exchange for or with respect to any shares referred to in clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or similar transaction, or otherwise. As to any particular Registrable Securities, such securities shall cease to be

Registrable Securities on the earliest of the date on which such securities: (i) have been registered under the Securities Act and disposed of in accordance with an effective registration statement; (ii) have been sold pursuant to Rule 144; (iii) together with all other Registrable Securities held by the Trust, represent less than 4% of the outstanding shares of Common Stock and all such Registrable Securities may be sold in a single day without notice or manner of sale restrictions pursuant to, and in accordance with, Rule 144 (after giving effect to any “tacking” under Rule 144(d)(3)(ii)); (iv) cease to be outstanding (whether as a result of exercise, redemption, repurchase, conversion or otherwise); or (v) are transferred to any third Person; provided, however, that in the case of this clause (v) any such securities shall remain Registrable Securities if sold or transferred to a Permitted Transferee until the date that all Registrable Securities held by such Permitted Transferee may be sold in a single day without notice or manner of sale restrictions and, if the Corporation has not complied with its periodic reporting requirements under the Exchange Act, without current information, pursuant to, and in accordance with, Rule 144 (giving effect, if applicable, to “tacking” the holding period of the Trust), and upon such date such securities shall cease to be Registrable Securities.

“Replacement Shares” shall have the meaning set forth in Exchange Agreement.

“Representatives” means, with respect to any Person, any of such Person’s  Controlling persons, trustees, officers, directors, managers, employees, agents, attorneys, accountants, actuaries, consultants or advisors or any other Person acting on behalf of such Person.

“RSA” shall have the meaning set forth in the recitals.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“Rule 144 Block Trade” means an offering and/or sale of Registrable Securities made pursuant to Rule 144 on a block trade basis, including a same day trade, overnight trade or similar transaction.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“ShareCo” shall have the meaning set forth in the recitals.

“Shelf Registration” shall have the meaning set forth in Section 2.01(a)(i).

“Subsidiary” means, with respect to any Person, any direct or indirect wholly owned subsidiary.

“Suspension Notice” shall have the meaning set forth in Section 2.06.

“Trading Day” means a day during which (a) trading in securities generally occurs on the principal  United States national securities exchange on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not then listed or admitted for trading on a

United States national securities exchange, on the principal other market on which the Common Stock is then traded, and (b) a closing sale price for the Common Stock is available on such securities exchange or market.  If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Transfer Notice” shall have the meaning set forth in Section 2.01(b).

“Trust” shall have the meaning set forth in the preamble.

“Trust Shares” shall have the meaning set forth in the recitals.

“Trustee” means the Hon. John K. Trotter (Ret.) and any successor thereto appointed pursuant to the Fire Victim Trust Agreement.

“Underwritten Offering” means an offering and/or sale of Common Stock of the Corporation made pursuant to the Shelf Registration on an underwritten or block trade basis (whether firm commitment or otherwise).

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, subparagraphs or clauses shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of this Agreement, unless the context requires otherwise. Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless expressly stated otherwise, any law defined or referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor laws and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

Registration Rights

SECTION 2.01.  Shelf Registration.  (a)  (i)  In accordance with Section 2.01(a)(i) of the Original Agreement, the Corporation has filed with the SEC the Original Shelf Registration following the Effective Date, and the February 2021 Shelf Registration after the Corporation became a WKSI, each pursuant to applicable rules under the Securities Act and covering the resale of all Registrable Securities (as defined in the Original Agreement) existing at the time thereof. Subject to Section 2.01(f) and to the extent not previously filed or effective, after the execution of the Exchange Agreement, the Corporation shall file promptly with the SEC either a new registration statement or an amendment or supplement to the February 2021 Shelf

Registration in order to ensure that Trust sales of Registrable Securities (as defined in this Agreement) are covered thereby and to reflect the amendments to the Original Agreement embodied in this Agreement (such registration statement, amendment or supplement, together with the February 2021 Shelf Registration, the “Shelf Registration”); provided that the foregoing shall not limit the right of the Corporation under Section 2.01(e) to include securities other than Registrable Securities in an Underwritten Offering (other than a block trade) of Registrable Securities pursuant to a Transfer Notice; provided, further, that the Corporation shall not be required to keep more than one registration statement covering the sale of Registrable Securities effective at any given time during the term of this Agreement.

(ii)  Subject to Section 2.01(f), the Corporation shall use commercially reasonable best efforts to keep the Shelf Registration continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by the Trust and its Permitted Transferees until the date as of which there are no longer Registrable Securities.

(iii)  Subject to Section 2.01(a)(ii), the Corporation shall promptly file any supplements or post-effective amendments, or replace by filing a new registration statement, the Shelf Registration if required in each case by the Securities Act, including the rules, regulations or instructions applicable to the registration form used by the Corporation for the Shelf Registration so that (x) the Shelf Registration does not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading and (y) the Corporation complies with its obligations under Item 512(a)(1) of Regulation S-K.

(b)  Underwritten Take-Downs.  Subject to Section 2.01(c) and Section 2.01(f), in the event the Trust intends to effect an Underwritten Offering with respect to Registrable Securities included in the Shelf Registration, the Trust shall deliver a notice (a “Transfer Notice”) to the Corporation at least 20 days, in the case of the initial Underwritten Offering that is not a block trade, 10 days, in the case of any other Underwritten Offering that is not a block trade, and 5 Business Days, in the case of an Underwritten Offering that is a block trade, prior to the commencement of such Underwritten Offering, stating (A) that the Trust intends to effect an Underwritten Offering of such Registrable Securities, (B) the number and category of Registrable Securities to be included in such Underwritten Offering and the total number of each category of Registrable Securities held by the Trust as of the date of the Transfer Notice, (C) whether the Registrable Securities to be included in such Underwritten Offering by the Trust are all of the Registrable Securities then held by the Trust, (D) the proposed timetable for such Underwritten Offering and (E) other customary information reasonably requested by the Corporation.

(c)  Limitations.  Notwithstanding anything to the contrary herein:

(i)  [Reserved].

(ii)  The Trust shall not be permitted to submit a Transfer Notice for an Underwritten Offering, or otherwise effect any such Underwritten Offering, unless such Transfer Notice is for at least the lesser of (A) a number of Registrable Securities having a Market Value equal to or exceeding $250,000,000 in the aggregate, (B) a number of Registrable Securities equal to or exceeding 1.25% of the outstanding shares of Common Stock or (C) all of the Registrable Securities then held by the Trust.

(iii)  The Corporation shall not be required to effect:

(A)  in the event the Corporation executes a Marketed Offering, (1) [Reserved] (2) any Underwritten Offering sooner than 90 days following the closing of any Underwritten Offering of Registrable Securities;

(B)  in the event the Corporation does not execute a Marketed Offering, (1) [Reserved] (2) any Underwritten Offering sooner than 90 days following the closing of any Underwritten Offering of Registrable Securities; and

(C)  during the term of this Agreement, more than eight Underwritten Offerings pursuant to a Transfer Notice in total.

(iv)  The Trust shall not be permitted to offer, sell, contract to sell or otherwise dispose of any Registrable Securities pursuant to any Underwritten Offering in an amount that would cause an Adverse Effect (as defined herein), as determined jointly by the investment banking firms selected pursuant to Section 2.01(d)(i) to jointly lead or manage such Underwritten Offering.

(d)  Underwriting.  (i)  With respect to any Underwritten Offering of Registrable Securities pursuant to a Transfer Notice (other than a block trade), (A) the Trust shall select one (and no more than one) nationally recognized investment banking firm acceptable to the Corporation (such acceptance not to be unreasonably withheld, conditioned or delayed), it being agreed that either of Royal Bank of Canada or Morgan Stanley & Co. LLC is acceptable to the Corporation for such purposes, and (B) the Corporation shall select one (and no more than one) nationally recognized investment banking firm acceptable to the Trust (such acceptance not to be unreasonably withheld, conditioned or delayed), which firms together shall jointly lead or manage the Underwritten Offering, and, unless otherwise agreed, each of the Corporation and the Trust shall select an equal number of other nationally recognized investment banking firms, if any, to co-manage such Underwritten Offering; provided, however that in the case of an Underwritten Offering in the form of a block trade, the Trust shall select one (and no more than one) nationally recognized investment banking firm acceptable to the Corporation (such acceptance not to be unreasonably withheld, conditioned or delayed), it being agreed that Morgan Stanley & Co. LLC is acceptable to the Corporation for such purposes, which firm shall solely lead or manage the Underwritten Offering.

(ii)  With respect to any Underwritten Offering of Registrable Securities pursuant to a Transfer Notice, the Trustee agrees (A) to sell the Trust’s Registrable Securities on the basis provided in any customary underwriting arrangements approved by the Corporation and the Trustee (such approval not to be unreasonably withheld, conditioned or delayed) and (B) to complete and execute all customary questionnaires, powers of attorney, indemnities, underwriting agreements (containing indemnity and contribution provisions of the type made in customary underwriting agreements for an underwritten public offering), lock-ups and other documents reasonably required under the terms of such underwriting arrangements.

(e)  Priority on Underwritten Offerings Pursuant to a Transfer Notice.  The Corporation may include securities other than Registrable Securities in an Underwritten Offering (other than a block trade) of Registrable Securities pursuant to a Transfer Notice, for any accounts (including for the account of the Corporation) on the terms provided below.  With respect to any such Underwritten Offering, if the lead or managing underwriters advise that in their good faith determination the inclusion of the securities proposed to be included in such Underwritten Offering would adversely affect or jeopardize the price or distribution of the offering or otherwise adversely affect or jeopardize its success (an “Adverse Effect”), the Corporation shall include in such Underwritten Offering (in each case, to the extent inclusion would not have an Adverse Effect):

(i)  first, the Registrable Securities and any Common Stock requested to be included therein by the Trust and Other Stockholders, respectively, allocated pro rata among the Trust and such Other Stockholders on the basis of the amount of Registrable Securities or Common Stock held by the Trust and such Other Stockholders (and eligible for inclusion in such offering under this Agreement or an agreement between such Other Stockholders and the Corporation) as of the date of the Transfer Notice; and

(ii)  second, any securities requested to be included therein by the Corporation.

(f)  Deferral of Filing; Suspension of Use.  The Corporation may defer the filing (but not the preparation) or the effectiveness, or suspend the use, of the Shelf Registration at any time if (i) the Board or an Executive Officer determines, in its good faith judgment, that such action or use (or proposed action or use) (A) would require the Corporation to make an Adverse Disclosure or (B) would materially impede, delay or interfere with any significant financing, significant acquisition, corporate reorganization or other significant transaction then pending or proposed to be taken by the Corporation or any of its subsidiaries (or any negotiations, discussions or pending proposals with respect thereto) or (ii) prior to receiving the applicable Transfer Notice, the Corporation had determined to effect an underwritten offering of Common Stock or Corporation securities convertible into or exchangeable for Common Stock for the Corporation’s account only and the Corporation had taken substantial steps (such as selecting a lead or managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering; provided, however, that the Corporation shall not be permitted to exercise a deferral or suspension right pursuant to this Section 2.01(f), for (i) more than a total of 120 days (which need not be consecutive) in any 12-month period; or (ii) more than 45 consecutive days at any time; or (iii) in a manner imposing greater deferral or suspension limitations on the Trust than those imposed on or with respect to any other stockholders (including for the avoidance of doubt, the Backstop Parties); provided further, however, that while the Shelf Registration is deferred or suspended pursuant to Section 2.01(f)(i)(A), the Corporation shall not be permitted to register under the Securities Act any Common Stock, warrants or securities convertible into or exchangeable for Common Stock, other than shares of Common Stock or other equity securities to be issued in connection with equity compensation pursuant to Form S-8. The Corporation shall promptly notify the Trust of any deferral or suspension pursuant to this Section 2.01(f) (provided that the Corporation shall not disclose any material non-public information that is the basis for such notice to the Trust without the express consent of the Trust) and the Corporation agrees that it will terminate any such deferral or suspension as promptly as reasonably practicable (but in any event not more than seven days after the abandonment or consummation of any of the foregoing proposals or transactions) and will promptly notify the Trust in writing of the termination of any such deferral or suspension.  Notwithstanding anything to the contrary in this Agreement, the Trust may elect from time to time, by delivering written notice to the Corporation, not to use the Shelf Registration and not to receive notice of any deferral or suspension pursuant to this Section 2.01(f), in which case the Trust shall not offer, sell, contract to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration unless it provides at least two Business Days advance written notice thereof (a “Re-Activation Notice”).  The Trust’s election not to use the Shelf Registration will not relieve the Corporation of its obligation to maintain the Shelf Registration as otherwise provided herein, and, following the Corporation’s receipt of a Re-Activation Notice, the Trust may continue to use the Shelf Registration and the Corporation may continue to exercise its deferral and suspension rights pursuant to this Section 2.01(f).

(g)  Withdrawal from Underwritten Offering Pursuant to a Transfer Notice.  The Trust may withdraw Registrable Securities from an Underwritten Offering pursuant to a Transfer Notice by providing written notice to the Corporation; provided that, if the remaining Registrable Securities in such Underwritten Offering would not meet the requirements of Section 2.01(c)(ii), then the Trust shall be deemed to have requested all Registrable Securities in such Underwritten Offering be withdrawn.  In the event all Registrable Securities in an Underwritten Offering pursuant to a Transfer Notice are so withdrawn, (i) if such withdrawal occurs prior to the commencement of such Underwritten Offering, (A) the Trust will reimburse the Corporation for all reasonable documented out-of-pocket fees and expenses incurred in connection with such Underwritten Offering or (B) the Underwritten Offering pursuant to a Transfer Notice that has been withdrawn will be deemed to have been effected for purposes of Section 2.01(c)(iii) and (ii) if such withdrawal occurs after the commencement of such Underwritten Offering, (x) the Trust will reimburse the Corporation for all reasonable documented out-of-pocket fees and expenses incurred in connection with such Underwritten Offering and (y) the Underwritten Offering pursuant to a Transfer Notice that has been withdrawn will be deemed to have been effected for purposes of Section 2.01(c)(iii); provided, however, that in each case if such withdrawal was based on the Corporation’s failure to comply in any material respect with its obligations hereunder or in response to the Corporation’s exercise of a deferral or suspension right pursuant to Section 2.01(f), such reimbursement from the Trust will not be required, the Corporation will pay (or reimburse, as applicable) the expenses specified in Section 2.07, and the proposed Underwritten Offering pursuant to a Transfer Notice will not be deemed to have been effected for purposes of Section 2.01(c)(iii).  A withdrawal will be irrevocable and, after making such withdrawal, the Trust will no longer have any right to include the Registrable Securities so withdrawn in that Underwritten Offering.

(h)  Backstop Parties’ Registration Rights.

(i)  The Corporation hereby represents and warrants that, as of the Effective Date, no Backstop Party is an Other Stockholder. The Corporation covenants that it will not have or enter into any agreement or understanding to permit a Backstop Party to become an Other Stockholder or otherwise obtain “demand” or “piggyback” rights with respect to the shares of Common Stock received by such Backstop Party in connection with the Plan of Reorganization.

(ii)  In the event that the Debtors enter into any registration rights agreements with the Backstop Parties pursuant to the Backstop Commitment Letters (the “Backstop RRAs”), which contain terms that correlate to terms in this Agreement, such correlative terms in the Backstop RRAs shall not be more favorable to a Backstop Party in any material respect, unless (A) the Debtors incorporate such more favorable terms into this Agreement (or offer to incorporate such more favorable terms and the Trustee declines such offer) or (B) the Trustee consents to such inclusion in the applicable Backstop RRA.  Notwithstanding the foregoing, it is understood that (1) no Backstop RRA shall have any “demand” or “piggyback” rights for the applicable Backstop Party to participate as a seller in an underwritten offering, and (2) the fact that a Backstop RRA does not include or require a lockup provision shall not be considered to be a term that is more favorable to a Backstop Party, and neither the Torts Claimants Committee nor the Trustee shall be permitted to object or, under this Section 2.01(h)(ii), withhold consent to the absence of a lockup provision in a Backstop RRA.

(i)  No Other Restrictions.  The Corporation will not take any action to restrict the Trust’s ability to offer, sell, contract to sell or otherwise dispose of any Registrable Securities to any person except as provided in (i) this Agreement or in the Corporation’s Amended and Restated Articles of Incorporation, as amended from time to time, unless such action is generally applicable to all of the Corporation’s stockholders and (ii) the Exchange Agreement.

SECTION 2.02.  Piggyback Offerings.  (a)  Right to Piggyback.  Each time the Corporation proposes to offer Common Stock in an underwritten offering (other than pursuant to an Excluded Registration) registered under the Securities Act (whether for the account of the Corporation or the account of any equity holder of the Corporation other than the Trust) (a “Piggyback Offering”), the Corporation shall give prompt written notice to the Trust (which notice shall be given not less than 10 Business Days prior to such Piggyback Offering (the “Piggyback Notice”)), which notice shall offer to the Trust the opportunity to include any or all of its Registrable Securities in such Piggyback Offering, subject to the limitations contained in Section 2.01(c)(iv) and Section 2.02(b).  To participate in any Piggyback Offering, the Trust shall provide written notice to the Corporation (stating the number of Registrable Securities desired to be registered or included and the total number of Registrable Securities held by the Trust as of the date of the Piggyback Notice) within five Business Days after the date of such notice from the Corporation.  The Trust shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Offering prior to the commencement of such Piggyback Offering by giving written notice to the Corporation of such withdrawal.  Subject to the limitations contained in Section 2.01(c)(iv) and Section 2.02(b), the Corporation shall include in such underwritten offering all such Registrable Securities so requested to be included therein.  No registration pursuant to this Section 2.02(a) shall relieve the Corporation of its obligation to effect a registration statement, as contemplated by Section 2.01 hereof. The Trust’s rights to a Piggyback Offering may be exercised on an unlimited number of occasions.

Notwithstanding the foregoing, the Corporation may at any time withdraw, abandon or cease proceeding with any such offering for any reason at any time.

(b)  Priority on Piggyback Offerings.  (i)  If a Piggyback Offering was initiated by the Corporation and if the lead or managing underwriter(s) advise that in their good faith determination the inclusion of the Registrable Securities proposed to be included in such Piggyback Offering would cause an Adverse Effect, the Corporation shall include in such Piggyback Offering (in each case, to the extent inclusion would not have an Adverse Effect):

(A)  first, the Common Stock the Corporation proposes to sell; and

(B)  second, any Registrable Securities and Common Stock requested to be included therein by the Trust and Other Stockholders, respectively, allocated pro rata among the Trust and such Other Stockholders on the basis of the amount of Registrable Securities or Common Stock held by the Trust and such Other Stockholders (and eligible for inclusion in such offering under this Agreement or an agreement between such Other Stockholders and the Corporation) as of the date of the Piggyback Notice.

If as a result of the provisions of this Section 2.02(b)(i), the Trust shall not be entitled to include all Registrable Securities in such Piggyback Offering that the Trust has requested to be so included, the Trust may withdraw its request to include its Registrable Securities in such Piggyback Offering prior to the commencement thereof.

(ii)  If a Piggyback Offering was initiated by any Other Stockholders and if the lead or managing underwriter(s) advise that in their good faith determination the inclusion of the Registrable Securities proposed to be included in such Piggyback Offering would cause an Adverse Effect, the Corporation shall include in such Piggyback Offering (in each case, to the extent inclusion would not have an Adverse Effect):

(A)  first, any Registrable Securities and the Common Stock requested to be included therein by the Trust and Other Stockholders, respectively, allocated pro rata among the Trust and such Other Stockholders on the basis of the amount of Registrable Securities or Common Stock then held by the Trust and such Other Stockholders (and eligible for inclusion in such offering under this Agreement or an agreement between such Other Stockholders and the Corporation); and

(B)  second, and only if all of the securities referenced in clause (A) above have been included, any securities requested to be included therein by the Corporation.

If as a result of the provisions of this Section 2.02(b)(ii), the Trust shall not be entitled to include all Registrable Securities in such Piggyback Offering that the Trust has requested to be so included, the Trust may withdraw its request to include its Registrable Securities in such Piggyback Offering prior to the commencement thereof.

(c)  Underwriting.  (i)  The Corporation (or Other Stockholders, if contractually required) shall select the investment banking firm or firms to lead or manage any Piggyback Offering, and the other investment banking firms, if any, to co-manage such Piggyback Offering.

(ii)  The Trust may not participate in a Piggyback Offering unless the Trust (A) agrees to sell its Registrable Securities on the basis provided in any customary underwriting arrangements approved by the Corporation and (B) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements (containing indemnity and contribution provisions of the type included in customary underwriting agreements for an underwritten public offering), lock-ups and other documents reasonably required under the terms of such underwriting arrangements.

(d)  No Effect on Registration Rights.  No registration or offering of Registrable Securities effected pursuant to this Section 2.02 shall be deemed to have been effected pursuant to Section 2.01(b).

SECTION 2.03.  Holdback.  In the event of an underwritten offering (other than a block trade) of equity securities of the Corporation (whether for the account of the Corporation, the Trust or otherwise), at the request of the lead or managing underwriter(s), (a) each of the Trust and the Corporation agrees to enter into a customary “lockup” agreement for such offering in a form reasonably satisfactory to the Corporation and the Trust prohibiting any offer, sale, contract to sell or other disposition of Common Stock, including any sale pursuant to Rule 144, during the period (or such lesser period as the lead or managing underwriter(s) may determine) commencing seven days prior to the effective date of the registration statement for such underwritten offering (or, in the case of an offering pursuant to an effective shelf registration statement pursuant to Rule 415, seven days prior to the commencement date for such underwritten offering) and ending no later than the 90th day after such effective date (or commencement date) and (b) the Corporation agrees to cause the executive officers and directors of the Corporation so requested by the lead or managing underwriter(s), and any Other Stockholders (other than those who “beneficially own” (as such term is defined under and determined pursuant to Rule 13d-3 under the Exchange Act) (x) less than 4.75% of the outstanding shares of Common Stock and (y) together with all other Other Stockholders so excluded, less than 7.5% of the outstanding shares of Common Stock), to enter into customary “lockup” agreements for such offering in a form satisfactory to the Corporation; provided that, with respect to the Corporation, such restrictions shall not apply to any offer, sale, contract to sell or other disposition of Common Stock by the Corporation pursuant to any “at the market offering” (as such term is defined under Rule 415 of the Securities Act) and shall be subject to other customary exclusions as permitted by the lead or managing underwriter(s); provided, further, (i) that the “lockup” period shall be substantially similar for the Trust and all Other Stockholders who are participating in such offering; (ii) the foregoing restrictions shall be applicable to the Trust only to the extent they are applicable on substantially similar or more restrictive terms to all directors and executive officers of the Corporation requested by the lead or managing underwriter(s) to be subject to the “lockup” and (iii) if the lockup restrictions applicable to any director or executive officer of the Corporation, or the restrictions applicable to any Other Stockholder participating in such offering, are less restrictive (due to a waiver, release of obligation or otherwise) than the foregoing restrictions applicable to the Trust, then such less restrictive provisions shall apply to the Trust in connection with such underwritten offering.

Notwithstanding the foregoing, under any “lockup” agreement under this Section 2.03, the Trust shall be permitted (A) to pledge Registrable Securities for a bona fide loan or other extension of credit, including any subsequent transfer of such Registrable Securities to such lender or collateral agent or other transferee in connection with the exercise of remedies under such loan or extension of credit, subject to such lender or collateral agent or other transferee agreeing not to sell or transfer such Registrable Securities for the remainder of the lockup period thereunder and (B) to transfer Registrable Securities to Subsidiary so long as such Subsidiary complies with the requirements set forth in Section 2.09.

SECTION 2.04.  Registration Procedures.

(a)  In connection with the registration statement required by or filed pursuant to Section 2.01(a), subject to the terms and conditions of this Agreement, the Corporation shall use commercially reasonable best efforts to effect the Shelf Registration and the sale, as applicable, of the Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation shall as promptly as practicable:

(i)  furnish to the Trust copies of reasonably complete drafts of the registration statement or any amendments thereto, and the Corporation shall consider in good faith any corrections reasonably requested by the Trust with respect to information related to the Trust prior to filing any such registration statement or amendment and, if requested by the Trust, provide the Trust, any participating underwriter and any attorney, accountant or other agent retained by the Trust, reasonable opportunity to participate in the preparation of such registration statement;

(ii)  comply with the provisions of Section 2.01(a)(ii) and Section 2.01(a)(iii);

(iii)  furnish to the Trust and the underwriters of the offering and sale of Registrable Securities being registered, without charge, electronic copies of such registration statement and any post-effective amendment thereto (but excluding all schedules, all exhibits and all materials incorporated or deemed incorporated therein by reference) and the prospectus included in such registration statement (including each preliminary prospectus) as the Trust or lead or managing underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Trust or the sale of such securities by such underwriters (it being understood that, subject to Section 2.01(f), Section 2.03, Section 2.05 and Section 2.06 and the requirements of the Securities Act and applicable state securities laws, the Corporation consents to the use of the prospectus and any amendment or supplement thereto by the Trust and the underwriters in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);

(iv)  use commercially reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the lead or managing underwriter(s) reasonably request; and use commercially reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; provided, however, that the Corporation shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) consent to general service of process in any such jurisdiction, (C) take any action that would subject it to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject or (D) prepare or file any prospectus, prospectus supplement or post-effective amendment for purposes of effecting a Non-Underwritten Sale;

(v)  promptly following its actual knowledge thereof, notify the Trust (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) when the SEC notifies the Corporation whether there will be a “review” of the registration statement or provides any comments (written or oral), (C) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, or the receipt of any comments (oral or written) by state securities or other regulatory authority with respect thereto, and (D) upon the discovery that, or upon the happening of any event as a result of which, any prospectus or registration statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus shall not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi)  otherwise use commercially reasonable best efforts to comply with all applicable rules and regulations of the SEC, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and make generally available to the Corporation’s security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, which requirement shall be deemed to be satisfied if the Corporation files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(vii)  if requested by the lead or managing underwriter(s) or the Trust, promptly incorporate in a prospectus supplement or post-effective amendment information with respect to the Registrable Securities being sold by the Trust, the purchase price being paid therefor by the underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(viii)  promptly make available for inspection by the Trust, any underwriter participating in any disposition pursuant to the registration statement and any attorney, accountant or other agent or Representative retained by the Trust or underwriter (collectively, the “Inspectors”), all financial and other records and pertinent corporate documents (collectively, the “Records”) and properties of the Corporation, as shall be reasonably necessary to enable them to exercise any legal due diligence responsibility, and cause the Corporation’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement; provided, however, that, unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Corporation shall not be required to provide any information under this subparagraph (viii) if (A) the Corporation reasonably and in good faith believes, after consultation with counsel for the Corporation, that to do so would cause the Corporation to forfeit an attorney-client privilege that was applicable to such information or (B) either (1) the Corporation has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Corporation reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information with respect to clause (B) the Trust agrees to enter into a confidentiality agreement in a form acceptable to the Corporation; and provided, further, that the Trust agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Corporation and allow the Corporation, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(ix)  use commercially reasonable best efforts to obtain (A) an opinion of outside counsel to the Corporation including a customary 10b-5 statement (which may be addressed to the underwriters), provided that such counsel is reasonably acceptable to the Trust and the lead or managing underwriter(s), and (B) a comfort letter or comfort letters from the Corporation’s independent public accountants, dated as of the date of the closing, addressed to the underwriters, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as reasonably requested by the Trust or the lead or managing underwriter(s);

(x)  use commercially reasonable best efforts to cause the Registrable Securities included in the Shelf Registration to be promptly listed on each securities exchange, if any, on which similar securities issued by the Corporation are then listed;

(xi)  maintain a transfer agent and registrar for all Registrable Securities registered hereunder;

(xii)  if such registration is in connection with an Underwritten Offering, provide officers’ certificates and other customary closing documents as the lead or managing underwriter of such offering may reasonably request;

(xiii)  cooperate with the Trust and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”);

(xiv)  notify the Trust promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

(xv)  advise the Trust, promptly after it receives (A) notice or actual knowledge, of the issuance or threatened issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, or (B) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and the Corporation agrees to use commercially reasonable best efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction at the earliest practicable date;

(xvi)  enter into and perform its obligations under customary agreements (including an underwriting agreement in customary form with the relevant underwriter) and take such other actions as are prudent and reasonably required to expedite or facilitate the disposition of Registrable Securities, including causing the appropriate officers and members of the management of the Corporation as the lead or managing underwriter of such offering may reasonably request to participate in the selling efforts relating to an Underwritten Offering of Registrable Securities to the extent customary for such offering (including, to the extent customary, telephonic, video or recorded participation in road shows); and

(xvii)  take all other actions reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

(b)  The Trust shall reasonably cooperate with the Corporation in the preparation and filing of the registration statement under the Securities Act and any related prospectus, in each case pursuant to this Agreement, and any amendment or supplement thereto, and provide the Corporation with all information reasonably necessary to complete such preparation as the Corporation may, from time to time, reasonably request in writing, and the Corporation may exclude from such registration the Registrable Securities of the Trust (or not proceed with such registration) and be relieved of any related obligations hereunder if the Trust fails to furnish such information within a reasonable time after receiving such request.

(c)  In furtherance of the foregoing, the Trust shall reasonably cooperate with the Corporation with respect to providing information relevant to the preservation of the Corporation’s tax attributes, including the ownership of Registrable Securities; provided that the Trust shall have no obligation pursuant to this Section 2.04(c) to provide any such information that the Trust determines, in its reasonable judgment, it is legally or contractually prohibited from disclosing.

(d)  Each of the parties shall treat all notices of proposed transfers and registrations, all notices of, and information relating to, any blackout periods under Section 2.01(f) and all Suspension Notices received from another party with the strictest confidence (and in accordance with the terms of any applicable confidentiality agreement among the Corporation and the Trust) and shall not disseminate such information or disclose the existence thereof.

(e)  Plan of Distribution.  The Corporation agrees to include in the Shelf Registration, and any related prospectus (to the extent such inclusion is permitted under applicable SEC regulations and is consistent with comments received from the SEC during any SEC review of such registration statement), a “Plan of Distribution” section substantially in the form of Annex A hereto (or such other form as may be mutually acceptable to the parties hereto) and that shall be no more restrictive on the ability of the Trust to sell or transfer Registrable Securities than that included in any registration statement filed by the Corporation on behalf of any Other Stockholder.

SECTION 2.05.  Free Writing Prospectuses.  The Trust agrees that, unless it obtains the prior written consent of the Corporation, it shall not make any offer relating to the Registrable Securities that would constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the SEC.  The Corporation represents that any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, prepared by or on behalf of the Corporation (an “Issuer Free Writing Prospectus”) shall not include any information that conflicts with the information contained in a registration statement or prospectus and that any Issuer Free Writing Prospectus, when taken together with the information in the registration statement and the prospectus, shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 2.06.  Suspension of Dispositions.  The Trust agrees that upon receipt of any notice (a “Suspension Notice”) from the Corporation of the happening of any event of the kind described in Section 2.04(a)(v)(B) or (C) or Section 2.04(a)(xv), the Trust shall forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration until the Trust’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by the Corporation that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Corporation, the Trust shall deliver to the Corporation all copies, other than permanent file copies then in the Trust’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.  The Corporation shall use commercially reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.  Any Suspension Notice shall not contain information other than as required by this Section 2.06.

SECTION 2.07.  Registration Expenses.  The Corporation shall pay all of its fees and expenses incident to the performance of or compliance with its obligations under this Article II, whether or not any Registrable Securities are sold pursuant to a registration statement, including fees and expenses of compliance with securities or blue sky laws, SEC or trading market filing fees, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form as well as any supplements thereto, fees and disbursements of counsel for the Corporation and all independent certified public accountants for the Corporation and other Persons retained by the Corporation and fees and disbursements of one counsel for the Trust in connection with the Shelf Registration (not to exceed $100,000) and for each Underwritten Offering of Registrable Securities (not to exceed $100,000 per offering) pursuant to a Transfer Notice (but not including any underwriting discounts or commissions attributable to the sale of Registrable Securities or fees and expenses of any other Representative representing any underwriters or the Trust). Subject to the immediately preceding sentence, the Trust shall pay all its own expenses, including fees and expenses of any additional counsel retained by it.

SECTION 2.08.  Indemnification.  (a)  Indemnification by the Corporation.  The Corporation agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Trust, the Trustee, the officers, directors, employees and investment manager or managers acting on behalf of the Trust with respect to the Registrable Securities, Persons, if any, who Control any of them, and each of their respective Representatives (each, an “Indemnitee”), from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities (including amounts paid in settlement) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (“Losses”), arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any related prospectus or Issuer Free Writing Prospectus in each case relating to an offering or sale of the Registrable Securities (as amended or supplemented if the Corporation shall have furnished any amendments or supplements thereto), or arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the case of the prospectus, in light of the circumstances in which they were made, not misleading, except insofar as such Losses arise out of or are caused by any such untrue statement or omission included or omitted in conformity with information furnished to the Corporation in writing by an Indemnitee or any Person acting on behalf of an Indemnitee expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectuses or Issuer Free Writing Prospectuses shall not inure to the benefit of such Indemnitee if the Person asserting any Losses against such Indemnitee purchased Registrable Securities and (i) prior to the time of sale of the Registrable Securities to such Person (the “Initial Sale Time”) the Corporation shall have notified the Trust that the preliminary prospectus or Issuer Free Writing Prospectus (as it existed prior to the Initial Sale Time) contains an untrue statement of material fact or omits to state therein a material fact required to be stated therein in order to make the statements therein not misleading, (ii) such untrue statement or omission of a material fact was corrected in a preliminary prospectus or, where permitted by law, Issuer Free Writing Prospectus and such corrected preliminary prospectus or Issuer Free Writing Prospectus was provided to the Trust a reasonable amount of time in advance of the Initial Sale Time such that the corrected preliminary prospectus or Issuer Free Writing Prospectus could have been provided to such Person prior to the Initial Sale Time, (iii) such corrected preliminary prospectus or Issuer Free Writing Prospectus (excluding any document then incorporated or deemed incorporated therein by reference) was not conveyed to such Person at or prior to the Initial Sale Time and (iv) such Losses would not have occurred had the corrected preliminary prospectus or Issuer Free Writing Prospectus (excluding any document then incorporated or deemed incorporated therein by reference) been conveyed to such Person as provided for in clause (iii) above.

(b)  Indemnification by the Trust.  The Trust agrees, to the fullest extent permitted under applicable law, to indemnify and hold harmless each of the Corporation, each Person, if any, who Controls the Corporation, and each of their respective Representatives to the same extent as the foregoing indemnity from the Corporation, but only with respect to Losses arising out of or caused by an untrue statement or omission included or omitted in conformity with information furnished in writing by or on behalf of the Trust expressly for use in any registration statement described herein or any related prospectus relating to the Registrable Securities (as amended or supplemented if the Corporation shall have furnished any amendments or supplements thereto). The liability of the Trust hereunder shall in no event exceed the dollar amount of the net proceeds received by the Trust in the sale of Registrable Securities giving rise to such indemnification obligation.

(c)  Indemnification Procedures.  (i)  In case any claim is asserted or any proceeding (including any governmental investigation) shall be instituted in which indemnity may be sought by an Indemnitee pursuant to any of the preceding paragraphs of this Section 2.08, such Indemnitee shall promptly notify in writing the Person against whom such indemnity may be sought (the “Indemnitor”); provided, however, that the omission so to notify the Indemnitor shall not relieve the Indemnitor of any liability that it may have to such Indemnitee except to the extent that the Indemnitor was prejudiced by such failure to notify.  The Indemnitor, upon request of the Indemnitee, shall retain counsel reasonably satisfactory to the Indemnitee to represent (subject to the following sentences of this Section 2.08(c)(i)) the Indemnitee and any others the Indemnitor may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (A) the Indemnitor and the Indemnitee shall have mutually agreed to the retention of such counsel, (B) the Indemnitor fails to take reasonable steps necessary to defend diligently any claim within ten days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnitor has failed to take such steps, or (C) the named parties to any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests or legal defenses between them and, in all such cases, the Indemnitor shall be responsible for the reasonable fees and expenses of only such counsel.  It is understood that the Indemnitor shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to any appropriate local counsel) for all such Indemnitees.  The Indemnitor shall not be liable for any settlement of any proceeding effected without its written consent.

(ii)  If the indemnification provided for in this Section 2.08 is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any Losses referred to herein, then the Indemnitor, in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee and Persons acting on behalf of or Controlling the Indemnitor or the Indemnitee in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the Corporation, the Trust and Persons acting on behalf of or Controlling the

Corporation or the Trust shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Corporation, the Trust or by Persons acting on behalf of the Corporation or the Trust and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Indemnitor shall not be required to contribute pursuant to this Section 2.08(c)(ii) if there has been a settlement of any proceeding effected without its written consent.

(iii)  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.08(c) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2.08(c), the Trust shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by the Trust from the sale of the Registrable Securities subject to any proceeding (including any governmental investigation) exceeds the amount of any damages that the Trust has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(d)  Survival.  The indemnification contained in this Section 2.08 shall remain operative and in full force and effect regardless of any termination of this Agreement.

SECTION 2.09.  Transfer of Registration Rights.

(a)  Other than, in the case of clause (b) of this sentence, the rights and obligations of the Trust relating to “demand” and “piggyback” rights (including, without limitation, those set forth in Section 2.01(b), (d) and (g) and Section 2.02) (the “Non-Transferable Rights”), the rights and obligations of the Trust under this Agreement (including the rights and obligations under Section 2.08, and which, in the case of obligations of the Trust and any Permitted Transferees, shall be several and not joint) may be transferred or assigned (a) to any Subsidiary of the Trust or (b) to any Person that directly acquires from the Trust, in a single transaction, Registrable Securities in an amount equal to or greater than 1% of the outstanding shares of Common Stock (or, if less, all Registrable Securities then held by the Trust) (each such Person, a “Permitted Transferee”), but only if (x) such transfer or assignment is agreed to in writing, and a copy of such agreement is furnished to the Corporation prior to or concurrently with such transfer or assignment, (y) prior to or concurrently with such transfer or assignment, such Subsidiary or Permitted Transferee furnishes the Corporation with written notice of the name and address of such Subsidiary or Permitted Transferee and the number of Registrable Securities with respect to which such registration rights (other than Non-Transferable Rights) are being transferred or assigned and (z) the Subsidiary or Permitted Transferee agrees in writing with the Corporation to be bound by all the provisions and obligations contained herein applicable to the Trust (other than Non-Transferable Rights), such agreement being in a form reasonably satisfactory to the Corporation. The rights and obligations under this Agreement of any Permitted Transferee shall terminate automatically upon the date that all Registrable Securities held by such Permitted Transferee may be sold in a single day without notice or manner of sale restrictions and, if the Corporation has not complied with its periodic reporting requirements under the Exchange Act, without current information, pursuant to, and in accordance with, Rule 144 (giving effect, if applicable, to “tacking” the holding period of the Trust).

(b)  In the event the Corporation engages in a merger or consolidation in which the Registrable Securities are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to the Trust, its applicable Subsidiaries and any Permitted Transferee by the issuer of such securities.

ARTICLE III

Periodic Reporting and Rule 144

SECTION 3.01.  Periodic Reporting.  If the Corporation is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Corporation covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act, so as to enable the Trust to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of the Trust, the Corporation will deliver to the Trust a written statement as to whether it has complied with such requirement.

SECTION 3.02.  Rule 144 Block Trades.  Upon request and at least three Business Days advance notice by the Trust, the Corporation shall use its commercially reasonable best efforts to cooperate in a timely manner with reasonable requests by the Trust with respect to any Rule 144 Block Trade by the Trust, including delivery of customary certificates to the Corporation’s transfer agent or the Trust’s broker, but excluding the delivery of legal opinions, disclosure letters or comfort letters.

ARTICLE IV

Mirror Voting

SECTION 4.01.  Mirror Voting.  The Corporation and the Trust hereby agree that all votes with respect to Common Stock held by the Trust from time to time in excess of 9.9% of the Corporation’s outstanding shares of Common Stock as of any applicable record date for voting shall, with respect to all matters subject to a vote of the shareholders other than matters directly related to the natural environment or safety, be cast in the same proportion as the votes of all other shareholders of the Corporation (herein referred to as “mirror voting”), unless on or before the Effective Date, the Corporation determines in good faith (taking into account relevant factors including, among other things, the outcome of any offering or issuance of Common Stock or equity-linked securities in furtherance of the Plan of Reorganization, to the extent then known), and after providing all reasonably requested information to, and consultation with, tax counsel to the Trust and to the Tort Claimants Committee, that the absence of mirror voting is reasonably necessary or advisable to preserve the ability of the Debtors to utilize their net operating loss carryforwards and other tax attributes without limitation under section 382 of the Internal

Revenue Code of 1986, as amended, and any applicable state law.  If the Corporation makes such a determination, the Corporation will deliver written notice to such effect to the Trust on or within two Business Days after the Effective Date.  If mirror voting is so implemented, and upon the Trust’s request, the Corporation shall provide acknowledgement of and reasonable cooperation with the Trust’s position that it will not be an “affiliate” of the Corporation under Rule 144 as a result of its holding Registrable Securities; provided that the Corporation and its counsel shall not be required to deliver any legal opinion with respect to such matter.  In the event mirror voting is implemented and (a) the Trust is determined to be an “affiliate” of the Corporation under Rule 144 or (b) the Corporation fails to comply in any material respect with its obligations under this Section 4.01, mirror voting shall be suspended automatically, effective as of the day on which the Trust delivers notice to the Corporation stating that the events described in clause (a) or (b) have occurred and describing in reasonable detail the circumstances giving rise thereto.

ARTICLE V

Termination

SECTION 5.01.  Termination.  Other than Sections 2.07 and 2.08 and Article VI, this Agreement and the respective rights and obligations of the Corporation and the Trust hereunder (a) shall terminate automatically on the date as of which the Trust beneficially owns less than 4% of the outstanding shares of Common Stock and all Registrable Securities may be sold in a single day without notice or manner of sale restrictions pursuant to, and in accordance with, Rule 144 (and the Trust shall promptly notify the Corporation when its beneficial ownership is less than 4% and all Registrable Securities may be sold in a single day without notice or manner of sale restrictions pursuant to, and in accordance with, Rule 144) and (b) may be terminated by the Trust upon written notice by the Trust to the Corporation once the Trust beneficially owns less than 10% of the outstanding shares of Common Stock; provided that, in the event the Trust exercises its right pursuant to clause (b), the respective rights and obligations of the Corporation and the Trust under Section 2.03 shall remain in effect until the Trust beneficially owns less than 7.5% of the outstanding shares of Common Stock (and the Trust shall promptly notify the Corporation when its beneficial ownership is less than 7.5%). All liabilities, rights or obligations under Sections 2.07 and 2.08 and Article VI shall remain in effect in accordance with the terms of such provisions.

ARTICLE VI

Miscellaneous

SECTION 6.01.  Notices.  Any notice, request, instruction, consent, document or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (a) upon delivery when personally delivered; (b) on the delivery date after having been sent by a nationally or internationally recognized overnight courier service (charges prepaid); (c) at the time received when sent by registered or certified mail, return receipt requested, postage prepaid; or (d) at the time when a “read receipt” is received (or the first Business Day following such receipt if the date of such receipt is not a Business Day) if sent by email, in each case, to the recipient at the address or email, as applicable, indicated below:

If to the Corporation:

PG&E Corporation
77 Beale Street
San Francisco, CA 94105
Attention:  Brian Wong, Vice President, Deputy General Counsel and Corporate Secretary and
John Simon, Executive Vice President, General Counsel and Chief Ethics & Compliance Officer
Email:  Disclosed in a separate document.

with a copy to:

Cravath, Swaine & Moore LLP
825 8th Avenue
New York, NY 10019
Attention:  Nicholas A. Dorsey and C. Daniel Haaren
Email:  NDorsey@cravath.com; DHaaren@cravath.com

If to the Trust:

Hon. John K. Trotter (Ret.), Trustee
PG&E Fire Victim Trust
Two Embarcadero Center
Suite 1500
San Francisco, CA 94111
Email: trustee@firevictimtrust.com

with a copy to:

Cathy Yanni, Claims Administrator
PG&E Fire Victim Trust
Two Embarcadero Center
Suite 1500
San Francisco, CA 94111
Email: claimsadministrator@firevictimtrust.com

Brown Rudnick LLP
7 Times Square
New York, NY 11036
Attn: David J. Molton, Esq., Gerard T. Cicero, Esq.
Email: dmolton@brownrudnick.com, gcicero@brownrudnick.com

provided, however, if any party shall have designated a different addressee and/or contact information by notice in accordance with this Section 6.01, then to the last addressee as so designated.

SECTION 6.02.  Authority.  Each of the parties hereto represents to the other that (a) it has the corporate or other organizational power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or organizational action and no such further action is required, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

SECTION 6.03.  No Third Party Beneficiaries.  Except for Indemnitees as set forth in Section 2.08, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 6.04.  Governing Law; Forum Selection.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of choice of laws principles thereof.  Any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced exclusively in the courts of the State of New York located in the Borough of Manhattan or (to the extent subject matter jurisdiction exists therefor) the U.S. District Court for the Southern District of New York, and the parties irrevocably submit to the jurisdiction of both courts in respect of any such action or proceeding.

SECTION 6.05.  WAIVER OF JURY TRIAL.  EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

SECTION 6.06.  Successors and Assigns.  Except as expressly provided in Section 2.09, neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.  Subject to the immediately preceding sentence, this Agreement shall be binding upon and benefit the Corporation, the Trust and their respective successors and permitted assigns, and Indemnitees pursuant to Section 2.08.

SECTION 6.07.  Entire Agreement.  This Agreement contains the final, exclusive and entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties with respect to the subject matter hereof (including the Original Agreement).  This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

SECTION 6.08.  Severability.  Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under law.  If any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is held to be illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement or such term or provision and the application of such term or provision to other Persons or circumstances shall remain in full force and effect and shall not be affected by such illegality, invalidity or unenforceability, nor shall such invalidity or unenforceability affect the legality, validity or enforceability of such term or provision, or the application thereof, in any jurisdiction.

SECTION 6.09.  Amendment.  This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by a duly authorized representative or officer of each of the parties.

SECTION 6.10.  Headings.  The descriptive headings of the Articles, Sections and paragraphs of this Agreement are included for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, modify or affect any of the provisions hereof.

SECTION 6.11.  Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement.  All signatures of the parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a PDF signature) will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and be binding upon such party.

SECTION 6.12.  Time Periods.  Unless otherwise specified in this Agreement, an action required under this Agreement to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days).

SECTION 6.13.  Additional Terms.  Nothing in this Agreement shall be construed as to permit a disposition (as defined in the Exchange Agreement) in contravention of, or excuse any payment obligations under, the Exchange Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed and delivered this Agreement on the date first above written.

PG&E CORPORATION,

by	/s/ DAVID S. THOMASON
	Name:	David S. Thomason
	Title:	Vice President and Controller

[Signature Page to the Amended and Restated Registration Rights Agreement]

PG&E FIRE VICTIM TRUST,

by	/s/ JOHN K. TROTTER
	Name:	Hon. John K. Trotter (Ret.)
	Title:	Trustee

[Signature Page to the Amended and Restated Registration Rights Agreement]

ANNEX A

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. The selling shareholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of common stock offered by this prospectus either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares of common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholder may use any one or more of the following methods when selling shares of our common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	any exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which the prospectus will form a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares of common stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of common stock under Rule 144 under the Securities Act, if available, or otherwise as permitted pursuant to applicable law, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the shares of common stock under this prospectus or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling shareholders may also sell the shares of common stock short and deliver them to close their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use the shares of common stock registered on the registration statement of which this prospectus forms a part to cover short sales of the shares of common stock made prior to the date the registration statement has been declared effective by the SEC.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and the pledgees or secured parties will, upon foreclosure in the event of default,  be deemed to be selling shareholders. As and when the selling stockholder takes such actions, the number of securities under this prospectus on behalf of such selling stockholder will decrease. The selling shareholders may also transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.